Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2024 (March 18, 2024, as to the November 28, 2023 reverse share split described in Note 1c and the change in presentation currency discussed in Note 1d) relating to the financial statements of Clearmind Medicine Inc., appearing in the Annual Report on Form 20-F, as amended, for the year ended October 31, 2023.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

December 9, 2024